Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-3 No. 333-254807 and Form S-8 Nos. 333-26409, 333-105264, 333-143086, 333-167338, 333-217823, and 333-279410) of Kohl’s Corporation, of our reports dated March 20, 2025, with respect to the consolidated financial statements of Kohl’s Corporation, and the effectiveness of internal control over financial reporting of Kohl’s Corporation, included in this Annual Report (Form 10-K) of Kohl’s Corporation for the year ended February 1, 2025.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 20, 2025